Exhibit 99.1

   Solid Top-Line Growth Across Segments Drives Strong Results for
                   The Pepsi Bottling Group in 2006


    SOMERS, N.Y.--(BUSINESS WIRE)--Jan. 30, 2007--The Pepsi Bottling Group, Inc. (NYSE: PBG) today reported full-year 2006 net income of $522 million, or diluted earnings per share (EPS) of $2.16. These results include a $43 million expense or $0.17 EPS due to the 2006 adoption of FAS 123(r) Share-Based Payment and a $65 million gain or $0.27 EPS due to the reversal of tax reserves and income tax law changes. Excluding these tax gains, diluted EPS for the year were $1.89. PBG reported full-year 2005 net income of $466 million, or EPS of $1.86.

    PBG President and Chief Executive Officer Eric J. Foss said, "PBG delivered outstanding results across the board in 2006, achieving our strongest top-line growth ever on a comparable basis. The disciplined execution of our strategies across our geographic segments led to solid bottom-line improvement and strong cash flow on a comparable basis. In the U.S. and Canada, our volume growth was fueled by strong brand performance across non-carbonated beverages and our ability to capture the growth in emerging channels. We also continued to execute our revenue and margin management strategy successfully. I am particularly proud of the progress our teams achieved in terms of advancing our customer service agenda. This work is having a tangible impact on our customers' businesses as well as our own performance."

    Mr. Foss continued, "Our primary objective in Mexico this year was to improve our profitability and, for the year, operating profits grew more than 30 percent. Significant factors in this success in Mexico were the turnaround plan we executed in the Mexico City region and the substantial progress made in organizational capability. In Europe, we also delivered solid growth in volume and profits, driven by full-year double-digit volume growth in Russia and Turkey."

    Full-Year 2006 Results

    Worldwide physical case volume grew three percent in 2006 on a constant territory basis. (See Editor's Note.) In the U.S., volume was up three percent, driven by double-digit growth in PBG's water and non-carbonated portfolios. In Mexico, volume increased by one percent and PBG's European territories generated a seven-percent improvement.

    Reported net revenue per case increased four percent on a worldwide basis. Each of PBG's geographic segments contributed to this growth. In the U.S., net revenue per case grew three percent.

    The Company reported a six-percent increase in the cost of goods sold per case in 2006. This growth reflects the ongoing upward pressure on the cost of raw materials and the impact of package mix. Gross profit per case improved two percent.

    PBG's worldwide reported operating income was down less than one percent for the year, including the approximate six-percentage point negative impact from the Company's adoption of FAS 123(r). Excluding this impact, adjusted operating income grew six percent versus the prior year's comparable results.

    PBG delivered a strong operating free cash flow performance, generating $522 million in 2006. PBG invested approximately $732 million in capital expenditures for the year. PBG repurchased approximately 18 million shares of common stock during 2006, continuing the trend of returning cash to shareholders.

    Fourth Quarter 2006 Results

    PBG closed out the year with solid top-line results in the fourth quarter. Worldwide constant territory physical case volume grew two percent, lapping five-percent growth in the fourth quarter of 2005. In the U.S., volume also improved two percent, with the take-home business up three percent and cold drink volume down one percent. Volume in Canada was flat for the quarter. PBG's physical case volume in Mexico was down one percent in the fourth quarter. On an eight-ounce basis, volume was slightly positive. The Company's business in Europe generated a six-percent volume increase, led by growth in Russia and Turkey.

    Reported net revenue per case grew three percent in the fourth quarter on a worldwide basis and in the U.S.

    PBG's fourth quarter reported operating income was down four percent. This result includes the nine-percentage point negative impact of FAS 123(r) and reflects the lapping of the net impact of the 53rd week, proceeds from the high fructose corn syrup litigation and strategic spending initiatives included in PBG's 2005 results. Excluding these items, worldwide operating income was flat in the fourth quarter.

    The Company reported net income of $133 million in the fourth quarter 2006, or diluted EPS of $0.55, including a $13 million expense or $0.05 EPS due to the impact of FAS 123(r) and a $55 million gain or $0.22 EPS primarily from the reversal of tax reserves. In the fourth quarter 2005, PBG reported net income of $74 million, or diluted EPS of $0.30. These results include a net $0.04 EPS reduction which reflected the impact of PBG's spending initiatives, partially offset by the proceeds from the high fructose corn syrup litigation settlement and the 53rd week.

    2007 Guidance

    In 2007, PBG expects its worldwide physical case volume to grow one to two percent on a constant territory basis. The Company believes volume in the U.S. will be flat to up one percent. Reported net revenue per case is forecast to grow three to four percent worldwide and four percent-plus in the U.S. PBG's reported operating profit is projected to grow two to four percent for the year.

    PBG is adopting FIN 48, Accounting for Uncertain Tax Positions for fiscal year 2007. The Company is currently evaluating the impact from adopting this accounting change. Excluding the FIN 48 impact, comparable EPS should be in the range of $1.92 to $2.00.

    The Pepsi Bottling Group, Inc. is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and
Turkey. To view Company news releases online, please visit http://www.pbg.com.

    Listen in live to PBG's fourth quarter 2006 earnings discussion with financial analysts and investors on January 30th at 10 a.m. (EST) at http://www.pbg.com.

    Editor's Note

    Constant territory calculations assume a 52-week year and all significant acquisitions made in the prior year were made at the beginning of that year. These calculations exclude all significant acquisitions made in the current year. PBG's fiscal year ends on the last Saturday in December and, as a result, a 53rd week was added to fiscal year 2005. Fiscal years 2006 and 2007 have 52 weeks.

    Forward-Looking Statements

    Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports, including PBG's annual report on Form 10-K for the year ended December 31, 2005.

    Non-GAAP Measures

    We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company's results and to provide a meaningful year-over-year comparison of the Company's financial performance, we sometimes use non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the text of the press release or in the attachments. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company's underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company's financial performance against internal budgets and targets (including under the Company's incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company's core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of U.S. GAAP financial measures. The Company's non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

    2006 Items

    FAS 123(r)

    Effective in 2006, the Company adopted FAS 123(r) Share-Based Payment, which requires that all stock-based payments be expensed over the vesting period based on the fair value of the awards at the time of grant. Prior to 2006, in accordance with existing accounting guidelines, the Company was not required to recognize this expense, and the Company's financial results during fiscal year 2005 do not reflect this expense.

    Operating Income Growth

                                                       Fourth Quarter
                                                            2006

As Reported                                                 (4)%
Impact of FAS 123(r)                                         9
Lapping of impact of 53rd week in 2005                       12
Lapping of HFCS Litigation Settlement in 2005                1
Lapping of Strategic Spending Initiatives in 2005           (18)
                                                       ---------------

   As Adjusted                                               0%
                                                       ---------------

    Tax Law Changes

    During 2006, tax rate changes were enacted in Canada, Turkey and various U.S. jurisdictions resulting in a net decrease in income tax expense.

    Tax Audit Settlement

    Included in our fourth quarter 2006 and full-year diluted EPS was a $0.22 tax gain which was driven primarily by the reversal of approximately $55 million of tax contingency reserves in the fourth quarter of 2006. These reserves were related to the IRS audit of our 1999-2000 income tax returns.

    Operating Free Cash Flow (OFCF)

    Under FAS 123(r), excess tax benefits from the exercise of stock options are required to be included in Cash Provided by Financing activities instead of Cash Provided by Operations. Therefore, effective first quarter of 2006, the Company revised its definition of Operating Free Cash Flow (OFCF) to add back excess tax benefits from the exercise of stock options. We now define OFCF as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of stock options.

    The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company's liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

    OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company's OFCF may not be comparable to similarly titled measures reported by other companies.

                                                     Full Year
                                                       2006

Net Cash Provided by Operations                       $1,228
Capital expenditures                                  (725)*
Excess tax benefit from exercise of stock options       19
                                                 -----------------

   Operating Free Cash Flow                           $ 522
                                                 =================

* Committed capital expenditures were approximately $732 million in full year 2006 of which approximately $725 million were cash expenditures.

    2005 Items

    53rd Week

    Our fiscal year ends on the last Saturday in December and, as a result, a 53rd week is added every five or six years. In 2005, our fiscal year consisted of 53 weeks.

    High Fructose Corn Syrup (HFCS) Litigation Settlement and
Strategic Spending Initiatives

    In 2005, the Company recorded a gain, net of strategic spending initiatives, related to the settlement of the HFCS class action lawsuit. The lawsuit related to purchases of high fructose corn syrup. Management considers this settlement as an unusual and material settlement of a type that the Company has not received in the past and does not expect to receive in the near future. As a result of the HFCS settlement, the Company decided to accelerate the implementation of strategic spending initiatives into 2005. Although strategic spending initiatives may not be unusual or outside the ordinary course of business in a general sense, the timing of the spending was unusual as such initiatives would not have been accelerated into 2005 without the HFCS settlement.


                    THE PEPSI BOTTLING GROUP, INC.
                 Fourth Quarter 2006 Earnings Release
                     Supplemental Financial Data


Diluted EPS Growth Rates
--------------------------
                                 Quarter 4             Full Year
                           --------------------- ---------------------
                            2006   2005   Growth  2006   2005   Growth
                             EPS     EPS   Rate    EPS     EPS   Rate
                           ------- ------ ------ ------- ------ ------

Reported results            $0.55  $0.30     84%  $2.16  $1.86     16%

2006 Tax gains             $(0.22)     -         $(0.27)
HFCS litigation settlement
 in 2005                        -  (0.01)             -  (0.07)
Impact of 53rd week in
 2005                           -  (0.05)             -  (0.05)
Strategic spending
 initiatives in 2005            -   0.10              -   0.12
                           ------- ------        ------- ------
   Subtotal                 $0.33  $0.34          $1.89  $1.86

Impact of FAS 123(r)        $0.05      -          $0.17      -

Comparable results          $0.38  $0.34     12%  $2.06  $1.86     11%
                           ======= ====== ====== ======= ====== ======



Operating Income Growth
 Rates
--------------------------
                                   Full
                                    Year
                           Q4 2006  2006
                           ------- ------

Reported results              (4%) (1%) *

Impact of FAS 123(r)            9%     6%
HFCS litigation settlement
 in 2005                        1%     3%
Impact of 53rd week in
 2005                          12%     2%
Strategic spending
 initiatives in 2005         (18%)   (5%)
                           ------- ------

Comparable results              0%  6% *
                           ======= ======

* Percentage change shown is rounded to the nearest whole number


                    THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                in millions, except per share amounts



                    16 Weeks    17 Weeks *    52 Weeks    53 Weeks *
                       Ended        Ended        Ended        Ended
                   ---------------------------------------------------
                   December 30, December 31, December 30, December 31,
                      2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
                   (unaudited)  (unaudited)  (unaudited)
Net revenues       $     3,765  $     3,662  $    12,730  $    11,885
Cost of sales            2,040        1,947        6,810        6,253
                   ------------ ------------ ------------ ------------

Gross profit             1,725        1,715        5,920        5,632
Selling, delivery
 and
 administrative
 expenses                1,527        1,508        4,903        4,609
                   ------------ ------------ ------------ ------------

Operating income           198          207        1,017        1,023
Interest expense,
 net                        80           81          266          250
Other non-
 operating
 expenses, net               -            1           11            1
Minority interest           11           12           59           59
                   ------------ ------------ ------------ ------------

Income before
 income taxes              107          113          681          713
Income tax
 (benefit) expense         (26)          39          159          247
                   ------------ ------------ ------------ ------------

Net income         $       133  $        74  $       522  $       466
                   ============ ============ ============ ============


Basic earnings per
 share             $      0.57  $      0.31  $      2.22  $      1.91
                   ============ ============ ============ ============

Weighted-average
 shares
 outstanding               234          240          236          243


Diluted earnings
 per share         $      0.55  $      0.30  $      2.16  $      1.86
                   ============ ============ ============ ============

Weighted-average
 shares
 outstanding               240          246          242          250


* Our fiscal year ends on the last Saturday in December and, as a result, a 53rd week is added every five or six years. Fiscal year 2006 consisted of 52 weeks. In 2005, our fiscal year consisted of 53 weeks with the additional week added to the fourth quarter.


                    THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             in millions


                                              52 Weeks     53 Weeks
                                                 Ended        Ended
                                             -------------------------
                                             December 30, December 31,
                                                2006         2005
                                             ------------ ------------
                                             (unaudited)
Cash Flows - Operations
 Net Income                                  $       522  $       466
 Adjustments to reconcile net income to net
  cash provided by operations:
  Depreciation                                       637          615
  Amortization                                        12           15
  Stock-based compensation                            65            -
  Changes in working capital and other non-
   cash charges                                      174          332
 Casualty insurance payments                         (67)         (66)
 Pension contributions                               (68)         (77)
 Other, net                                          (47)         (66)
                                             ------------ ------------

Net Cash Provided by Operations                    1,228        1,219
                                             ------------ ------------

Cash Flows - Investments
 Capital expenditures                               (725)        (715)
 Acquisitions of bottlers, net of cash
  acquired                                           (33)        (155)
 Proceeds from sale of property, plant and
  equipment                                           18           29
 Other investing activities, net                       9           (1)
                                             ------------ ------------

Net Cash Used for Investments                       (731)        (842)
                                             ------------ ------------

Cash Flows - Financing
 Borrowing activities, net                           104          274
 Dividends paid                                      (90)         (64)
 Excess tax benefit from exercise of stock
  options                                             19            -
 Treasury stock transactions                        (385)        (381)
 Minority interest distribution                      (19)         (12)
                                             ------------ ------------

Net Cash Used for Financing                         (371)        (183)
                                             ------------ ------------

Effect of Exchange Rate Changes on Cash and
 Cash Equivalents                                      1            3
                                             ------------ ------------

Net Increase in Cash and Cash Equivalents            127          197
Cash and Cash Equivalents - Beginning of
 Period                                              502          305
                                             ------------ ------------

Cash and Cash Equivalents - End of Period    $       629  $       502
                                             ============ ============

Supplemental Information
--------------------------------------------

Capital expenditures incurred                       (732)        (709)
Change in accounts payable and other accrued
 liabilities related to capital expenditures           7           (6)
                                             ------------ ------------
Cash paid for capital expenditures                  (725)        (715)


                    THE PEPSI BOTTLING GROUP, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                in millions, except per share amounts


                                             December 30, December 31,
                                                2006         2005
                                             ------------ ------------
Assets                                       (unaudited)
Current Assets
 Cash and cash equivalents                          $629        $ 502
 Accounts receivable, net                          1,332        1,186
 Inventories                                         533          458
 Prepaid expenses and other current assets           255          266
                                             ------------ ------------
  Total Current Assets                             2,749        2,412

Property, plant and equipment, net                 3,785        3,649
Other intangible assets, net                       3,768        3,814
Goodwill                                           1,490        1,516
Other assets                                         135          133
                                             ------------ ------------
  Total Assets                                   $11,927      $11,524
                                             ============ ============

Liabilities and Shareholders' Equity
Current Liabilities
 Accounts payable and other current
  liabilities                                     $1,677       $1,583
 Short-term borrowings                               357          426
 Current maturities of long-term debt                 17          589
                                             ------------ ------------
  Total Current Liabilities                        2,051        2,598

Long-term debt                                     4,754        3,939
Other liabilities                                  1,205        1,027
Deferred income taxes                              1,293        1,421
Minority interest                                    540          496
                                             ------------ ------------
  Total Liabilities                                9,843        9,481
                                             ------------ ------------

Shareholders' Equity
 Common stock, par value $0.01 per share:
  Authorized 900 shares, issued 310 shares             3            3
 Additional paid-in capital                        1,751        1,709
 Retained earnings                                 2,708        2,283
 Accumulated other comprehensive loss               (361)        (262)
 Deferred compensation                                 -          (14)
 Treasury stock: 80 shares and 71 shares at
  December 30, 2006 and December 31, 2005,
  respectively                                    (2,017)      (1,676)
                                             ------------ ------------
  Total Shareholders' Equity                       2,084        2,043
                                             ------------ ------------
     Total Liabilities and Shareholders'
      Equity                                     $11,927      $11,524
                                             ============ ============


                    THE PEPSI BOTTLING GROUP, INC.

                 Fourth Quarter 2006 Earnings Release
                 Segment Data by Quarter (unaudited)
                            (in millions)

                                  16 Weeks     17 Weeks
                                     Ended        Ended
                                 ------------ ------------
                                 December 30, December 31, Growth vs.
                                     2006         2005     Prior Year*
                                 ------------ ------------ -----------
Net Revenues
--------------------------------

U.S./Canada                      $     2,893  $     2,889           0%
Europe                                   446          378          18%
Mexico                                   426          395           8%
                                 ------------ ------------ -----------
   Total net revenues            $     3,765  $     3,662           3%
                                 ============ ============ ===========


Operating Income
--------------------------------

U.S./Canada                      $       181  $       198         (8%)
Europe                                    (4)         (10)         60%
Mexico                                    21           19          11%
                                 ------------ ------------ -----------
   Total operating income                198          207         (4%)
Interest expense, net                     80           81         (1%)
Other non-operating expenses,                                 **NM
 net                                       -            1
Minority interest                         11           12         (2%)
                                 ------------ ------------ -----------
   Income before income taxes    $       107  $       113         (5%)
                                 ============ ============ ===========



                                  52 Weeks     53 Weeks
                                     Ended        Ended
                                 ------------ ------------
                                 December 30, December 31,  Growth vs.
                                     2006         2005     Prior Year*
                                 ------------ ------------ -----------
Net Revenues
--------------------------------

U.S./Canada                      $     9,910  $     9,342           6%
Europe                                 1,534        1,366          12%
Mexico                                 1,286        1,177           9%
                                 ------------ ------------ -----------
   Total net revenues            $    12,730  $    11,885           7%
                                 ============ ============ ===========


Operating Income
--------------------------------

U.S./Canada                      $       878  $       926         (5%)
Europe                                    57           35          63%
Mexico                                    82           62          33%
                                 ------------ ------------ -----------
   Total operating income              1,017        1,023         (1%)
Interest expense, net                    266          250           7%
Other non-operating expenses,                                 **NM
 net                                      11            1
Minority interest                         59           59           0%
                                 ------------ ------------ -----------
   Income before income taxes    $       681  $       713         (4%)
                                 ============ ============ ===========


* Percentage change calculated using whole dollar amounts
** Calculation not meaningful


For the sixteen and fifty-two weeks ended December 30, 2006, operating income includes the impact of adopting FAS 123(r). The comparable periods in 2005 have not been restated.


Our fiscal year ends on the last Saturday in December and, as a result, a 53rd week is added every five or six years. Fiscal year 2006 consisted of 52 weeks. In 2005, our fiscal year consisted of 53 weeks with the additional week added to the fourth quarter.

    CONTACT: The Pepsi Bottling Group, Inc.
             Public Relations:
             Kelly McAndrew, 914-767-7690
             or
             Investor Relations:
             Mary Winn Settino, 914-767-7216